UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

PHILLIPS 66
(Name of Registrant as Specified In Its Charter)

ELLIOTT INVESTMENT MANAGEMENT L.P.

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

THE LIVERPOOL LIMITED PARTNERSHIP

ELLIOTT INVESTMENT MANAGEMENT GP LLC

PAUL E. SINGER

BRIAN S. COFFMAN

SIGMUND L. CORNELIUS

MICHAEL A. HEIM

STACY D. NIEUWOUDT

GREGORY J. GOFF

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Elliott Investment Management L.P., together with the other participants named herein (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders of Phillips 66, a Delaware corporation (the “Company”).

Item 1: On May 20, 2025, Elliott issued the following press release:

Elliott Director Nominees Send Letter to Phillips 66 Shareholders

Independent Director Nominees Brian Coffman, Sigmund Cornelius, Michael Heim and Stacy Nieuwoudt Outline How Their Skills and Experiences Will Drive Positive Change at the Company

Intend to Work Constructively with Incumbent Directors to Create Value for All Shareholders

Elliott Urges Shareholders to Support Meaningful Board Change By Voting on the Gold Card for Its Four Independent Nominees

WEST PALM BEACH, FLA. (May 20, 2025) – Elliott Investment Management L.P. (“Elliott”), which manages funds that together make it a top-five shareholder in Phillips 66 (NYSE: PSX) (the “Company” or “Phillips”), today issued a letter to shareholders from its four highly qualified nominees – Brian Coffman, Sigmund Cornelius, Michael Heim and Stacy Nieuwoudt – in connection with the Company’s 2025 Annual Meeting of Shareholders (the “Annual Meeting”) on May 21, 2025.

For more information, including how to vote on Elliott's GOLD proxy card, please visit Streamline66.com.

The full text of the letter follows:

Dear Fellow Phillips 66 Shareholders,

Over the past several weeks, we have greatly appreciated the chance to meet with many of you and hear your perspectives. We hope what has come through in these conversations is our enthusiasm about Phillips 66 (the “Company”) and its significant value-creation potential. The opportunity to help realize this value is why we agreed to take part in this campaign. With the annual meeting nearly upon us, we want to convey for a final time the reasons we believe our election would help drive positive change at the Company.

First, we would bring complementary and relevant skills and experiences to the Phillips 66 Board. Brian has decades of leadership experience in refining, including running some of Phillips 66’s own assets while at its predecessor company, ConocoPhillips. Sig served as CFO of ConocoPhillips and has overseen complex portfolio transformations. Mike is a proven midstream operator and one of the founders of Targa Resources, which is among the sector’s most successful companies. And Stacy brings an investor’s mindset from her years covering the energy sector at leading institutions. All four of us have served on the boards of companies in various stages of development and maturity, facing differing needs and challenges. Together, we would bring a diverse and additive set of skills to the Phillips 66 boardroom.

Second, we believe that closing the performance gap between Phillips 66 and its competitors is readily achievable. Here we see a company with high-quality assets, talented employees and a storied legacy – an enormous amount of potential waiting to be unleashed. By refocusing on operational excellence, improving accountability and enhancing corporate governance, there is a clear path to unlocking the Company’s substantial upside and returning it to its rightful place among the industry’s leaders. Like you, we are investors in Phillips 66 – if we didn’t believe in the opportunity at this Company, then we wouldn’t have invested a significant amount of our own time and money in this endeavor.

Finally, if elected, we are fully prepared to hit the ground running and work constructively with the incumbent directors to strengthen Phillips 66. We are each independent thinkers and would enter the boardroom with open minds about the best way forward for all shareholders. That said, make no mistake – while we are ready to put the back and forth of the proxy contest behind us, all four of us fundamentally believe that change is needed at Phillips 66. That means we will ask the hard questions, seek to improve the Company’s credibility with its shareholders and insist on a thorough and clear-eyed evaluation of its current structure and operations.

We humbly ask for your support to elect all four of us to the Board of Phillips 66. Together, we can help to unlock the tremendous value that the Company’s people and its assets can deliver. Shareholders deserve a stronger, more valuable Phillips 66.

Let’s get to work.

Sincerely,

Brian Coffman, Sigmund Cornelius, Michael Heim and Stacy Nieuwoudt
Nominees for the Board of Directors of Phillips 66

For more information, including how to vote on Elliott’s GOLD proxy card, please visit Streamline66.com.

ADDITIONAL INFORMATION

Elliott Investment Management L.P., together with the other participants in Elliott’s proxy solicitation (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Phillips 66, a Delaware corporation (“Phillips” or the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number (877) 629-6357 or via email at info@okapipartners.com.

About Elliott

Elliott Investment Management L.P. (together with its affiliates, “Elliott”) manages approximately $72.7 billion of assets as of December 31, 2024. Founded in 1977, it is one of the oldest funds under continuous management. The Elliott funds' investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

Media Contact:

Casey Friedman

Elliott Investment Management L.P.

(212) 478-1780

cFriedman@elliottmgmt.com

Investor Contact:

Bruce Goldfarb / Pat McHugh

Okapi Partners LLC

(877) 629-6357

(212) 297-0720

info@okapipartners.com

Item 2: Also on May 20, 2025, Elliott posted materials to social media, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 3: Also on May 20, 2025, Elliott posted additional materials to Streamline66.com, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.